UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

—————————
FORM 8-K
—————————

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2014

—————————

ZAIS FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Maryland	001-35808	90-0729143
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Two Bridge Avenue, Suite 322 Red Bank, NJ (Address of principal executive offices)	07701-1106 (Zip Code)

Registrant's telephone number, including area code: (732) 978-7518

n/a
(Former name or former address, if changed since last report.)

—————————

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

—————————

Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 31, 2014, ZAIS Financial Corp. (the "Company") completed its acquisition of GMFS LLC ("GMFS"), pursuant to an agreement and plan of merger (the "Merger Agreement"), dated August 5, 2014, among the Company, in its capacity as guarantor, ZFC Honeybee TRS, LLC ("Honeybee TRS"), an indirect subsidiary of the Company, ZFC Honeybee Acquisitions, LLC ("Honeybee Acquisitions"), a wholly owned subsidiary of Honeybee TRS, GMFS, and Honeyrep, LLC, solely in its capacity as the Securityholder Representative (as defined in the Merger Agreement). Pursuant to the terms of the Merger Agreement, Honeybee Acquisitions merged with and into GMFS, with GMFS continuing as the surviving corporation and an indirect subsidiary of the Company.

GMFS is an approved Fannie Mae Seller-Servicer, Freddie Mac Seller-Servicer, Ginnie Mae issuer, Department of Housing and Urban Development ("HUD") / Federal Housing Administration ("FHA") Mortgagee, U.S. Department of Agriculture ("USDA") approved originator and U.S. Department of Veterans Affairs ("VA") Lender. GMFS currently originates loans that are eligible to be purchased, guaranteed or insured by Fannie Mae, Freddie Mac, FHA, VA and USDA through retail, correspondent and broker channels. GMFS also originates and sells reverse mortgage loans as part of its existing operations.

While subject to a final reconciliation of October 31, 2014 values, the preliminary purchase price was approximately $62.8 million at closing. This closing payment included the fair market value of GMFS’s mortgage servicing rights portfolio at October 31, 2014, estimated at $34.8 million, and the actual value of GMFS's net tangible assets at closing. In addition to cash paid at closing, two contingent $1 million deferred premium payments payable in cash over two years, plus potential additional consideration based on future loan production and profits will be payable over a four-year period if certain conditions are met. The $2 million of deferred premium payments is contingent on GMFS remaining profitable and retaining certain key employees. The additional contingent consideration is dependent on GMFS achieving certain profitability and loan production goals and is capped at $20 million. Up to 50% of the additional contingent consideration may be paid in common stock of the Company, at the Company's option. The Company funded the closing cash payment through a combination of available cash and the liquidation of a portion of its non-agency RMBS portfolio.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on August 6, 2014, and is incorporated herein by reference.

Forward-Looking Statements

This report contains statements that constitute "forward-looking statements," as such term is defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company's expectations include any reconciliations to the preliminary purchase price; changes in future loan production; the Company's ability to retain certain key managers of GMFS; the Company's ability to integrate GMFS's operations; the availability of suitable investment opportunities; changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability and terms of financing; general economic conditions; market conditions; conditions in the market for mortgage-related investments; legislative and regulatory changes that could adversely affect the business of the Company or GMFS; and other factors, including those set forth in the Risk Factors section of the Company's Annual Report on Form 10-K filed on March 13, 2014 and other reports filed by the Company with the SEC, copies of which are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAIS FINANCIAL CORP.

By:	/s/ Michael Szymanski
	Name:	Michael Szymanski
	Title:	Chief Executive Officer

Date: November 3, 2014